EXHIBIT 10.7

SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT made as of the 6th  day of January 2009 (the "Effective Date"), by and between Zion Oil & Gas, Inc., a Delaware corporation with its principal executive offices at 6510 Abrams Rd., Suite 300, Dallas, Texas 75231 and the offices of its registered Israeli branch at 15 Bareket St., North Industrial Park, Caesarea 38900 (the "Company") and Philip Mandelker residing 44 Tagore Street, Tel Aviv, 69341, Israel ("PM").

WITNESSETH

WHEREAS, until December 31, 2008, PM held with the Company the position of Executive Vice President under a certain personal employment agreement between the Company and PM, dated as of June 1, 2007 (hereinafter, the "Employment Agreement");

WHEREAS, the term of employment under the Employment Agreement expired on the close of business on December 31, 2008;

WHEREAS, commencing January 1, 2004 and continuing through May 31, 2007, PM's services were retained by the Company under a certain retention agreement dated as of February 29, 2004 (the “Retention Agreement”);

WHEREAS, along with other officers of the Company, PM agreed to defer part of the salary payments due to him under the Employment Agreement and, prior to the effectiveness of the Employment Agreement, part of the periodic payments due to him under the Retention Agreement, which agreement to defer terminated on July 1, 2008; and

WHEREAS, the Company and PM desire to address the payment to PM of the unpaid deferred amounts, as well as other related matters, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions hereafter set forth the adequacy and sufficiency of which are hereby acknowledged, the parties agree hereafter as follows:

1. Financial Terms.

(i) Amount Owed. By their signature below, each of the Company and PM agree that the sum total of the deferred salary payments under the Employment Agreement and the amount deferred under the Retention Agreement that is owed to PM as of the Effective Date is $283,385 (such sum total of deferred amounts under Employment Agreement and the Retention Agreement hereinafter referred to collectively as the “Deferred Amount”).

(ii) Scheduled Payment of the Deferred Amount. Subject to the terms and conditions set forth herein and in consideration of the releases contained herein, the Company hereby agrees to pay to PM as follows:

(a)
Within three (3) business days following the execution and delivery by PM of this Agreement but in any event no later than January 9, 2009, the Company shall remit to PM, on account of the Deferred Amount and against a properly authorized VAT invoice to be issued within 5 business days of  receipt of payment, the sum of $43,385, plus value added tax (“VAT”) required under Israeli law (currently 15.5%), for a total payment of $50,110; and

(b)
Commencing on February 5, 2009, and thereafter on the 5th  day of each succeeding calendar month until the balance of the Deferred Amount (such balance being $240,000 immediately following the payment specified in Section 1(ii)(a) above) is paid out, the Company shall remit to PM on account of the Deferred Amount and against a properly authorized VAT invoice to be issued within 5 business days of receipt of payment (each monthly payment being referred to as the “Monthly Amount”) $10,000, plus VAT  for a total monthly payment of $11,550.

All payments above shall be made in New Israeli Shekels at the US Dollar representative rate quoted by the Bank of Israel on the trading day immediately preceding payment. In the event that the day of payment of the amounts above is a bank holiday in Israel, then payment shall be due on the next succeeding business day.

(iii) Indemnification by PM. PM agrees to hold harmless and indemnify the Company,  its affiliates, their respective past, present and future officers, directors, shareholders, employees, agents, attorneys, successors and assigns for the reasonable costs of defense and any and all losses, claims, damages, liabilities or expenses, including, without limitation, reasonable attorneys' fees, judgments, fines, excise taxes or penalties, amounts paid in settlement and other expenses incurred in connection with any proceeding by the Israeli tax authorities, the value added authorities or any other regulatory agency in respect of amounts paid to PM under Section 1(ii) above. PM expressly agrees that any amounts that may be due and payable to the Company under this provision shall be offset against payments payable to PM under Section 1(ii) of this Agreement.

(iv) Increase in Scheduled Monthly Amount. The parties acknowledge that the basis for the determination of the Monthly Amount in Section 1(ii)(b) above is the current maximum monthly draw by Company officers of salaries due to them, with the balance of such salaries being deferred. Consistent with Company policy, the maximum amount of their respective salaries that officers have drawn per month (in each case the “Officer’s Monthly Draw”) does not exceed $10,000.

Accordingly, the parties agree that until such time as the Deferred Amount shall have been paid in full and while this agreement continues in effect, to the extent that the Officer’s Monthly Draw of any Company officer shall exceed $12,500, then, commencing with the Monthly Amount due in the next succeeding calendar month and continuing until the Deferred Amount shall have paid in full, PM’s Monthly Amount shall be increased by an amount equal to the Monthly Draw above $12,500 (plus VAT thereon); provided, that, if at any such time a Company’s Officer’s Monthly Draw shall thereafter be decreased to $12,500 or lower, commencing on the scheduled payment date in the next succeeding calendar month, PM’s Monthly Amount shall be reduced to $10,000 (plus VAT).

By way of illustration and not limitation, in the event that a Company Officer’s Monthly Draw shall during January  2009 be increased to $14,000, then, commencing with the Monthly Amount due in February 2009, the Monthly Amount payable to PM shall be adjusted to $11,500 (plus VAT). If subsequently such Officer’s draw shall be reduced to $12,500, then, commencing with the Monthly Amount due on the next succeeding month, PM's Monthly Amount shall be adjusted to $10,000 (plus VAT). In each case, these amounts will be paid until the balance of the unpaid Deferred Amount shall have been paid in full.

A statement as to whether or not any Officer’s Monthly Draw exceeds $12,500 shall be included in the Quarterly Certificate to be provided pursuant to Section 1(v) below. If any Officer's Monthly Draw exceeds $12,500, the amount of that Officer's draw and the date on which that draw commenced shall be set forth in the Quarterly Certificate.

 (v) Pre-Payment of Deferred Amount.  As of the Effective Date, the parties agree that the aggregate amount due to Company officers, as a class (except for PM), in respect of deferred salaries is equal to $1,344,935  and said amount is hereinafter referred to, on a collective basis, as the “Officers’ Deferred Amount”). It is the parties intention that at all times after the Effective Date, the remaining unpaid balance of the Deferred Amount owing to PM at any time under Section 1 (ii) (b) above shall not be, on a pro-rata percentage basis, more than the unpaid balance owed to the officers of the Company (other than PM), as a class, in respect of the Officers' Deferred Amount. The Company will track all payments made to such Company officers in respect of Officers’ Deferred Amount to confirm compliance with this provision. To the extent that any payment (a “Deferred Payment Amount”) shall  be made in respect of the Officers’ Deferred Amount, above the amount provided for under this Section 1(v), then the Company shall remit, within 5 business days’ of such payment, to PM a sum (plus VAT thereon) in an amount (such amount being the “Shortfall Payment”) necessary to ensure that the remaining unpaid balance of the Deferred Amount owed to PM following the payment of any Deferred Payment Amount shall not be, on a pro-rata percentage basis, more than the remaining unpaid balance of the Officers' Deferred Amount. Shortfall Payments shall be made on more than one occasion if and when appropriate.

By way of illustration and not limitation, if on or after such time as the Company shall have made payments to PM in respect of the Deferred Amount in accordance with the terms of this Agreement such that the total unpaid balance of the Deferred Amount owed to PM shall have been reduced by 50% (i.e., the Company shall have made payments in the total amount of $120,000), then assuming that the Company shall have not made any payments in respect of the Officers’ Deferred Amounts, if the Company elects to make payments in respect of Officers’ Deferred Amount in excess of $672,468, it shall make a Shortfall Payment to PM as provided for hereunder

Following the payment of the Shortfall Payment, the Monthly Amount due shall continue to be paid each month as provided under Section 1(ii)(b) until the payment in full of the Deferred Amount.

 In order to ensure compliance with this provision, the Company shall provide to PM, on a quarterly basis beginning with the quarter ended March 31, 2009 and thereafter with respect to each succeeding quarter until the Deferred Amount shall have been paid in full, a written sworn statement (the "Quarterly Certificate") signed by the Company's Chief Executive Officer and by the Company’s authorized representative in Israel (to the extent that such authorized representative is not also the Chief Executive Officer), to be furnished within 10 business days following such quarter end, setting forth the following:

(i)
Deferred Payment Amounts, if any, made in respect of the Officers' Deferred Amount during the preceding quarter,  the date on which any such payment was made, the Company officer to whom or for whose account any payment was made; and

(ii)
a statement as to whether or not any Officer’s Monthly Draw exceeds $12,500 and, if so, the name of the officer, the date on which the increase in such officer’s monthly draw commenced  and the current monthly draw of the officer at the end of the quarter.

PM shall bear the full cost of the preparation and delivery of the sworn Quarterly Certificate, which the parties agree shall be $100 per certificate. The parties agree that such cost shall be offset against the next succeeding Monthly Amount payable under Section 1(ii)(b). To avoid any confusion, the parties hereby agree that the conversion by a Company Officer of that Officer's Deferred Amount into equity or equity linked securities of the Company shall not be deemed to trigger the provisions of this Section 1(v); provided, however, that in the event that the entire unpaid balance of the Officers' Deferred Amount is paid in full prior to the payment in full of PM's Deferred Amount, whether such payment be by way of equity conversion or cash payment, any remaining Deferred Amount due PM shall become due and payable within 5 business days following the date on which the Officers Deferred Amount is paid in full.

 (vi) Acceleration of the Deferred Amount. In the event that the Company fails to pay a required Monthly Amount by the 10th business day of the next succeeding calendar month, then, the remaining unpaid balance of the Deferred Amount shall be due and payable if the Company fails to pay said delinquent Monthly Amount by the expiration of 5 business days after receipt by the Company of written notice from PM demanding payment. The right of PM to accelerate the payment of the Deferred Amount shall expire upon the remittance by the Company of the late payment by the date provided above. Late payments shall bear interest at the rate of Bank Hapoalim Prime + 2% per annum.

 (vii) Bituach Menahalim and Keren Hishtalmut. Upon execution and delivery by PM of this Agreement, the Company shall take all reasonable steps to assist with the release and transfer to PM or redemption of all amounts accumulated in PM's current Bituach Menahalim and Keren Histalmut policies, in accordance with such policies terms and conditions and applicable law. Such assistance shall include the provision by the Company to PM of an appropriate executed Form (Tofes) 161.

By his signature below and in consideration of the performance of the Company's undertakings under this Agreement, PM agrees as follows:

(1) THAT, SUBJECT TO THE COMPANY'S MAKING THE REQUIRED PAYMENTS INTO THE POLICIES IN CONNECTION WITH PM'S DECEMBER SALARY, THE TRANSFER TO HIM OF SUCH POLICIES IS BEING MADE IN FULL SATISFACTION OF ALL CLAIMS BY PM AGAINST THE COMPANY FOR SEVERANCE PAY AND ANY SIMILAR PAYMENTS THAT MAY BE DUE PM UNDER THE EMPLOYMENT AGREEMENT OR APPLICABLE LAW, AND PM HEREBY WAIVES ANY RIGHTS HE MAY HAVE UNDER APPLICABLE LAW OR THE EMPLOYMENT AGREEMENT TO ANY ADDITIONAL AMOUNTS THAT THE COMPANY MAY BE REQUIRED TO PAY  FOR SEVERANCE  OR SIMILAR PAYMENTS UNDER ISRAELI LAW OR FURTHER PAYMENTS INTO SUCH POLICIES, AND FURTHER AGREES THAT HE SHALL HAVE NO RIGHT OR REMEDY AGAINST THE COMPANY FOR ANY SUCH PAYMENTS OR SHORTFALL;

(2) TO INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS AFFILIATES, THEIR RESPECTIVE PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, ATTORNEYS, SUCCESSORS AND ASSIGNS, AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES THAT MAY BE INCURRED BY SUCH PERSONS WITH RESPECT TO SEVERANCE PAY ACCRUED UNDER SUCH POLICIES; and

(3) THAT THIS AGREEMENT WILL BE DEEMED AS A FINAL SETTLEMENT AND ADMISSION PURSUANT TO CLAUSE 29 OF THE SEVERANCE  PAY LAW, 1963. IN CONNECTION WITH THE ABOVE WAIVER, PM FURTHER REPRESENTS THAT HE IS AN ATTORNEY AND HAS CONSULTED WITH AN ATTORNEY EXPERIENCED IN LABOR LAW MATTERS IN ISRAEL AND UNDERSTANDS THE CONSEQUENCES OF THIS WAIVER.

(viii) Disbursements. The Company shall pay PM disbursements for the month of December 2008 and unbilled disbursements for previous periods within 5 business days of the receipt of PM's disbursements statement together with supporting documentation in accordance with standard practice.

All taxes, withholdings and deductions payable or due in respect of PM's receipt of the Deferred Amount, or any component thereof, if any, will be borne by PM.  On the execution of this Agreement, PM shall provide to the Company a copy of  a current confirmation from the Israel Income Tax authorities setting forth PM's applicable withholding rate and the Company shall act accordingly. Upon expiration of PM's current confirmation, PM shall provide the Company with a copy of a replacement confirmation.

2. Return of Company Property. On or before January 12, 2009, PM shall return to Company all Company property then in his possession, provided that with respect to a Company desk top computer in PM's possession, PM shall purchase it from the Company for 1,000 NIS  which amount shall be set off against the monies due PM pursuant to Section 1(viii) above. The Company shall have an opportunity to make a back-up or copy of the database PM's personal laptop as well as the desktop, except for PM's files of a personal nature. Under all circumstances, by his signature below, PM represents that he has destroyed all Company files or other database on the desktop or PM’s laptop that contain (in whole or in part) any Company information or material. The Company property includes the items listed on Schedule I attached hereto.

3. Continuing Obligations of PM. Notwithstanding anything else contained herein, PM hereby acknowledges and agrees that the provisions of Article 7 and Article 8 of the Employment Agreement shall continue in full force and effect after the Effective Date of this Agreement, in accordance with their terms and for the duration specified therein. Nothing contained in this Agreement shall be construed or interpreted as a waiver by the Company or any of its affiliates of any right or remedy available under Article 7 and/or 8 of the Employment Agreement in the event of a breach occurring after the Effective Date of this Agreement.

4. Undertakings.

4.1    PM acknowledges that it is the Company's position that, through December 31, 2008, PM is an "affiliate" and represents and warrants that as to any sales of his shares in the Company through March 31, 2009 he will comply with all the requirements of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended.

4.2    The Company represents and warrants that at all times through March 31, 2009, it shall comply with all requirements of Rule 144 necessary to enable PM to sell shares of the Company under Rule 144. To the extent reasonably required by PM's broker, the Company shall confirm in writing the Company's compliance with the said Rule 144 requirements within 3 business days of receipt of the broker's request.

4.3.  (a)   Upon the provision of appropriate Rule 144 documentation, the Company shall no later than one business day following the Effective Date, deliver to PM and the to Company's transfer agent an opinion of its counsel in such form as shall be acceptable to the Company's transfer agent and PM's broker and addressed to the Company's transfer agent, for purposes of facilitating open market sales by PM (including members of his household) under Rule 144 for the period through March 31, 2009.

(b)   Upon PM’s compliance with the provisions of Rule 144 and upon PM’s or PM's broker's written request to the Company, the Company shall cause its counsel to issue to him and to the Company's transfer agent on (or after) April 1, 2009, a legal opinion in form acceptable to the Company's transfer agent for purposes of releasing for open market sales all shares held by PM (including members of his household and the Philip Mandelker Irrevocable Trust) including shares which might have been sold under Rule 144 commencing on April 1, 2009.

 (c)   If additional opinions and confirmations of Company counsel and of the Company (including any Company officer) are necessary from time to time or at any time by the Company's transfer agent or PM's broker (including responses to inquiries by or on behalf of PM's broker in connection with its Rule 144 due diligence) in order to accomplish the purposes above stated, the Company shall deliver such opinions and confirmations within two (2) business days of receipt of request therefor.

5. Releases.

5.1 In consideration of the promises, covenants and releases contained herein, the adequacy of which is hereby acknowledged, PM (individually and in any representative capacity and on behalf of each of his respective agents, attorneys, heirs, successors, executors, personal representatives and assigns) does hereby absolutely and unconditionally waive, release and forever discharge the Company, its affiliates and subsidiaries, their respective past, present and future officers, directors, shareholders, employees, agents, attorneys, successors and assigns (hereinafter, the "Company Released Parties"), from any and all claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, from the beginning of time to the Effective Date of this Agreement, including, without limitation, those that may arise under the Employment Agreement or the Retention Agreement or that may arise under any body of labor or contract law, including any claims under Israeli labor laws and regulations, or any claim for wrongful termination, or claims with respect to any other payment required under Israeli law or otherwise. Notwithstanding the foregoing and any other provision to the contrary, (i) the rights and obligations set forth in this Agreement shall remain in full force and effect; (ii) no release hereunder shall be construed to release any of PM's rights under this Agreement or under any officer and director liability insurance coverage or any errors and omissions coverage; and (iii) no release hereunder shall waive any indemnification rights previously granted to PM.

5.2 In consideration of the promises, covenants and releases contained herein, the adequacy of which is hereby acknowledged, the Company (on its behalf and on behalf of its affiliates and subsidiaries and each of their respective, past, present and future officers, directors, employees, attorneys, agents, successors, executors, and assigns) does hereby absolutely and unconditionally waive, release and forever discharge PM (and his agents, attorneys, heirs, successors, executors, personal representatives and assigns), from any claims, demands, obligations, liabilities, rights, causes of action and damages whether liquidated or unliquidated, absolute or contingent, known or unknown, from the beginning of time to the Effective Date; provided, that, this release shall not apply to any derivative claim or suit brought or maintained by a shareholder of the Company who is not an officer or director of the Company and who does not bring or maintain the claim or action with the solicitation of such officer or director. Additionally, the foregoing release shall not be construed as a waiver of future claims by the Company arising from PM's conduct after the Effective Date of this Agreement with respect to PM's continuing obligations to the Company under the Employment Agreement and any undertakings of PM pursuant to this Agreement.

6. Non-Disparagement. PM (on behalf of his heirs and personal representatives), agrees not to make disparaging remarks concerning the Company or its businesses or any of their respective employees, consultants, stockholders, directors, affiliates, subsidiaries or representatives. The Company agrees not to make disparaging remarks concerning PM. Nothing herein shall be interpreted as affecting either of the parties' obligations to comply with the specific terms of any valid and effective subpoena, oral questions, interrogatories, requests for information, civil investigative demand or order issued by a court of competent jurisdiction or by a governmental body.

7. Reliance. The parties acknowledge and agree that in the execution of this Agreement, neither has relied upon any representation by any party or attorney, except as expressly stated or referred to herein.

8. Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

9. Successors and Assigns. Except as otherwise provided in this Agreement, all the terms and provisions of this Agreement shall bind, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

10. Non-Assignment. By his signature below, PM represents and warrants that he has not assigned or otherwise conveyed to any third party any claim against the Company. By its signature below, the Company represents and warrants that it has not assigned or otherwise conveyed to any third party any claim against PM.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding or agreement or letters, written or verbal, among the parties with respect to the subject matter hereof other than as expressly referenced herein. No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby.

13. Representation. Each of PM and the Company acknowledges that they have had the opportunity to consult with legal counsel respecting this Agreement. Each person executing this Agreement on behalf of a corporation hereby represents and warrants that he has been authorized to do so by all necessary corporate action.

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IN WITNESS WHEREOF, each of the parties has set forth its/his signature as of the date first written above.

ZION OIL & GAS, INC.

By:	/s/ Richard Rinberg	/s/ Philip Mandelker
PHILIP MANDELKER
Title: Chief Executive Officer
Name: Richard Rinberg

SCHEDULE I

COMPANY PROPERTY TO BE RETURNED TO ZION OIL & GAS, INC.

PM shall return to the Company the following items currently in his possession in accordance with the provisions of section 2 of the Agreement to which this Schedule I is attached:

1.	Desktop computer (at PM's home) – to be purchased by PM as provided in section 2 of the Agreement
2.	Original of Rabbi Berland's blessing (and another piece of paper with Rabbi Berland's handwriting penned at the meeting during which the Rabbi gave his blessing)
3.	John Brown' Vision Book – 21 copies
4.	Reprints of the July 5, 2004 Oil & Gas Journal article – 2 packets
5.	Reprints of the February 18, 2002 Oil & Gas Journal article – 1 packet
6.	5 blue Zion baseball caps
7.	9 white Zion baseball caps
8.	1 blue Zion windbreaker
9.	1 Zion fleece jacket
10.	2 annotated maps of the 12 tribes – mounted on Styrofoam backing (used in the 2005 dedication ceremony)
11.	2 annotated geological maps – mounted on Styrofoam backing (used in the 2005 dedication ceremony)
12.	Zion CDs distributed at the 2005 well dedication
13.	files